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                                                                  Exhibit (5)(c)

                      GE LIFE AND ANNUITY ASSURANCE COMPANY
                             GUARANTEE ACCOUNT RIDER
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This rider adds a Guarantee Account to your Policy. You may allocate premiums to the Guarantee Account. You may transfer amounts between the Guarantee Account and the Subaccounts.

The Account Value of the Policy includes:

     .    the Account Value allocated to the Subaccounts;
     .    the Account Value allocated to the Guarantee Account; and
     .    the Account Value held in the General Account to secure Policy Debt.

This rider is effective on the Policy Date. If there is a different effective date, it will be shown on the policy data pages.

The Guarantee Account

Amounts allocated to the Guarantee Account earn interest at the rate that applies to the particular allocation. For each allocation, the applicable rate will remain in effect for a specified period. The period is the interest rate guarantee period. You may also make transfers, partial surrenders or loans from the Guarantee Account. These transactions are described in the Policy.

Amounts allocated to the Guarantee Account become part of our General Account. The General Account consists of our assets other than those allocated to our separate accounts. Subject to statutory authority, we have sole discretion over the investment of the assets of the General Account. Those assets may be charged with liabilities arising out of any business we may conduct.

Any Surrender Value or Death Benefit under the Guarantee Account will not be less than required by your state laws.

Account Value of the Guarantee Account

The Account Value of the Guarantee Account is (a) plus (b) minus (c) minus (d), where:

     (a)  is the sum of all amounts allocated to it;
     (b)  is any interest credited on those amounts;
     (c)  is any amounts removed by transfer, partial surrender or loan; and
     (d) is any amounts deducted for charges made under the Policy and any riders.

You may distribute any allocation to one or more of the interest rate guarantee periods available at the time of your allocation. Unless you choose otherwise, the initial interest rate guarantee period will be one year. Each interest rate guarantee period must be at least one year. At the end of each interest rate guarantee period, a new interest rate guarantee period of one year, with a new rate, will begin. We will notify you of the new rate.

We determine interest rates that apply to allocations to the Guarantee Account. This determination is made in our sole discretion. The minimum guaranteed interest rate is shown on the policy data pages.

A monthly deduction for the cost of insurance will be made against the Account Value in the Guarantee Account. We will make a deduction monthly from the Account Value in the Guarantee Account for administrative expenses. The charge for administrative expenses will be a monthly rate times the Account Value in the Guarantee Account. This rate is shown on the policy data pages. If the charge for administrative expenses is subject to a minimum monthly amount, this minimum monthly charge will be shown on the policy data pages.

Transfers

You may transfer amounts between the Guarantee Account and the Separate Account. Transfers will be effective as of the end of the Valuation Period during which we receive your request at our Home Office.

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We reserve the right to impose the following restrictions on transfers between the Guarantee Account and the Separate Account:

     . For each allocation to the Guarantee Account, you have 30 days following the end of its interest rate guarantee period to transfer to the Separate Account. We may limit the amount which may be transferred from the Guarantee Account. We will not limit it to less than 25% of the original allocation, plus any accrued interest on that allocation.
     . No transfers from the Separate Account to the Guarantee Account may be made during the six month period following the transfer of any amount from the Guarantee Account to the Separate Account.

In all other respects, the Policy's rules and charges that apply to transfers between the Subaccounts will apply to transfers with the Guarantee Account.

Surrenders, Partial Surrenders and Loans

This rider does not affect the Policy's surrender, partial surrenders and loans except as follows:

     . You may specify whether a partial surrender or loan should be taken from the Guarantee Account or the Subaccounts. If you do not, we will take the partial surrender or loan first from the Subaccounts on a pro-rata basis in proportion to the Account Value in each Subaccount. Any amount remaining will be taken from the Guarantee Account. Amounts taken from the Guarantee Account will come from the amounts which have been in the Guarantee Account for the longest period of time.
     . We reserve the right to defer payment of any amounts from the Guarantee Account for up to six months. We will not defer if the law requires us to pay earlier. We will not defer if the amount payable is to be used to pay premiums on policies with us.



For GE Life and Annuity Assurance Company



                                   A B C D E F
                                    President

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